Exhibit 23.1

KPMG LLP Suite 1100 1000 Walnut Street Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-274747) on Form S-3 and (Nos. 333-98335, 333-116622, 333-137629, 333-139167, and 333-170653) on Form S-8 of The J.M. Smucker Company of our report dated February 21, 2023, with respect to the consolidated financial statements of Hostess Brands, Inc. and subsidiaries, which report appears in the Form 8-K of The J.M. Smucker Company dated October 10, 2023.

/s/ KPMG LLP

Kansas City, Missouri

October 10, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.